Exhibit 3.1

AMENDMENTS

TO THE

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

WORLDWIDE WEBB ACQUISITION CORP.

(the “Company”)

RESOLUTIONS OF THE SHAREHOLDERS OF THE COMPANY

RESOLVED, as a special resolution THAT, effective immediately, the Amended and Restated Memorandum and Articles of Association of the Company be amended by:

(a)	amending Article 49.7 by deleting the following introduction of such sub-section:

“In the event that the Company does not consummate a Business Combination within 24 months from the consummation of the IPO” and replacing it with the following:

“In the event that the Company does not consummate a Business Combination within 25 months from the consummation of the IPO or such earlier date as is determined by our Board of Directors to be in the best interests of the Company, and to allow the Company, without another shareholder vote, by resolution of our Board, to elect to further extend the Extended Date in one-month increments up to five additional times (with each such extension being upon five days’ advance notice in writing), for a total of up to 30 months from the closing of our IPO, unless the closing of a business combination shall have occurred prior thereto”; and

(b)	amending article 49.8(a) by deleting subsection 49.8(a) in its entirety and replacing it with the following:

“(a) to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or redeem 100 per cent of the Public Shares if the Company does not consummate a Business Combination within 25 months from the consummation of the IPO or such earlier date as is determined by our Board of Directors to be in the best interests of the Company, and to allow the Company, without another shareholder vote, by resolution of our Board, to elect to further extend the Extended Date in one-month increments up to five additional times (with each such extension being upon five days’ advance notice in writing), for a total of up to 30 months from the closing of our IPO, unless the closing of a business combination shall have occurred prior thereto; or”;